Exhibit 10.01

CHANGE IN CONTROL

AGREEMENT

AGREEMENT made and entered into as of this 11th day of November, 2011 by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and Jeffrey Kaczka having an address at c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747 (the “Associate”).

WITNESSETH:

WHEREAS, the Associate has been employed by the Corporation in a senior Associate capacity and desires to remain in the employ of the Corporation in such capacity; and

WHEREAS, the Corporation desires to induce the Associate to so remain in the employ of the Corporation.

NOW, THEREFORE, the parties hereto hereby agree as follows:

FIRST: Inducement Payments.

A.   If, within two (2) years after a Change in Control, the Associate’s “Circumstances of Employment” (as hereinafter defined) shall have changed, the Associate may terminate his employment by written notice to the Corporation given no later than ninety (90) days following such change in the Associate’s Circumstances of Employment.  In the event of such termination by the Associate of his employment or if, within two (2) years after a Change in Control, the Corporation shall terminate the Associate’s employment other than for “Cause” (as hereinafter defined), the Corporation shall pay to the Associate, subject to the provisions of paragraph F of this Article FIRST, in cash, the “Special Severance Payment” (as hereinafter defined) as provided in Section E below.

B.   Change in Control shall be deemed to occur upon:

(a)   a change in ownership of the Corporation, which shall occur on the date that any one person, or more than one person acting as a “Group” (as defined under Section 409A of the Code (as defined hereunder)), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, acquires ownership of stock of the Corporation that, together with stock held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Corporation; provided, however, that, if any one person or more than one person acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation;

(b)   a change in the effective control of the Corporation, which shall occur on the date that (1) any one person, or more than one person acting as a Group, other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 50% or more of the total voting power of the stock of the Corporation; or (2) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, that, if one person, or more than one person acting as a Group, is considered to effectively control the Corporation, the acquisition of additional control of the Corporation by the same person or persons is not considered a change in the effective control of the Corporation; or

(c)   a change in the ownership of a substantial portion of the Corporation’s assets, which shall occur on the date that any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total Gross Fair Market Value (as defined hereunder) equal to or more than 80% of the total Gross Fair Market Value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Corporation is not treated as a change in the ownership of such assets if the assets are transferred to (1) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (3) a person, or more than one person acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Corporation; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Article FIRST B(c)(3).

For purposes of this Article FIRST B, “Gross Fair Market Value” means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  For purposes of this Article FIRST B, stock ownership is determined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C.   The Associate’s “Circumstances of Employment” shall have changed if there shall have occurred any of the following events: (a) a material reduction or change in the Associate’s employment duties or reporting responsibilities; (b) a reduction in the annual base salary made available by the Corporation to the Associate from the annual base salary in effect immediately prior to a Change in Control; or (c) a material diminution in the Associate’s status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control.

D.   “Cause” shall mean (i) the commission by the Associate of any act or omission that would constitute a felony or any crime of moral turpitude under Federal law or the law of the state or foreign law in which such action occurred, (ii) dishonesty, disloyalty, fraud, embezzlement, theft, disclosure of trade secrets or confidential information or other acts or omissions that result in a breach of fiduciary or other material duty to the Corporation and/or a subsidiary; or (iii) continued reporting to work or working under the influence of alcohol, an illegal drug, an intoxicant or a controlled substance which renders the Associate incapable of performing his or her material duties to the satisfaction of the Corporation and/or its subsidiaries.

E.   The “Special Severance Payment” shall mean: (X) payment equal to the sum of (i) the product of two (2.0) and the annual base salary in effect immediately prior to a change in the Associate’s Circumstances of Employment or the termination other than for Cause of the Associate’s employment by the Corporation, as the case may be, and (ii) the product of two (2.0) and the targeted bonus for the Associate in effect immediately prior to a change in Associate Circumstances of Employment or termination other than for Cause, as the case may be, such payment to be made in installments in accordance with the Corporation’s regular payroll policies (but not less frequently than biweekly), and the first installment being made on the fifth (5th) business day following the six-month anniversary of Associate’s termination of employment, and then the balance being paid in equal installments over the remainder of the two-year period contemplated by the Associate Confidentiality, Non-Solicitation and Non-Competition Agreement referred to in paragraph F of this Article FIRST; (Y) payment of a pro rata portion of the Associate’s targeted bonus in effect immediately prior to the date such change in Associate’s Circumstances of Employment or termination of employment other than for Cause occurs (the “In Year Bonus”), calculated as the product of (a) the In Year Bonus multiplied by (b) a fraction the numerator of which is the number of whole months elapsed in the fiscal year up to the date such change in Associate’s Circumstances of Employment or termination occurs, and the denominator of which is twelve (12), such payment to be made on the fifth (5th) business day following the six (6) months’ anniversary of termination of employment; and (Z) for the two (2) year period or the remaining term of the automobile lease at issue, whichever is less following Associate’s date of termination of employment (other than termination for Cause), the Corporation shall, at Associate’s option, (a) pay Associate a monthly automobile allowance in amounts equal to those in effect immediately prior to such termination, if applicable, or (b) continue to make the monthly lease payments under the automobile lease in effect for the benefit of Associate immediately prior to such termination, provided that if any payment (or portion thereof) otherwise due under this clause (Z) during the first six (6) months following the Associate’s termination of employment is not exempt from the application of section 409A of the Code under applicable Treasury regulations, the amount subject to section 409A that would otherwise be paid during such first six months shall be held (without adjustment for earnings and losses) and paid on the fifth (5th) business day following the six-month anniversary of such termination date.  For the avoidance of doubt, it is understood that "targeted bonus" for purposes of this Agreement shall mean the target annual incentive cash bonus then in effect and approved under the Corporation's annual incentive bonus plan without regard to awards or targets approved in order to comply with Section 162(m) of the Code, provided further that if a "targeted bonus" is not in effect immediately prior to the date of such change in Associate's Circumstances of Employment or termination of employment other than for Cause, the "targeted bonus" shall be the target annual incentive cash bonus most recently in effect.

F.   As a condition to receiving the Special Severance Payment, no later than sixty (60) days following the Associate’s termination of employment (x) Associate shall have executed a Confidentiality, Non-Solicitation and Non-Competition Agreement in a form reasonably satisfactory to the Corporation and in substantially the same form as previously executed and (y) shall execute and return the General Release in the form attached as Exhibit A hereto, and Associate shall at all times be in compliance with such Agreement and Release.

G.   For purposes of this Agreement, “affiliate” shall have the meaning ascribed thereto under the Securities Act of 1933.

H.   For purposes of this Agreement, “termination of employment” means cessation of full or part time employment with the Corporation and any of its subsidiaries.

SECOND: Tax Indemnification.

A.   In the event that, as a result of any of the payments or other consideration provided for or contemplated by Article FIRST of this Agreement or otherwise, a tax (an “Excise Tax”) shall be imposed upon the Associate or threatened to be imposed upon the Associate by virtue of the application of Section 4999(a) of the Code, as now in effect or as the same may at any time or from time to time be amended, or the application of any similar provisions of state or local tax law, the Corporation shall indemnify and hold the Associate harmless from and against all such taxes (including additions to tax, penalties and interest and additional Excise Taxes, whether applicable to payments pursuant to the provisions of this Agreement or otherwise) incurred by, or imposed upon, the Associate and all expenses arising therefrom.

B.   Each indemnity payment to be made by the Corporation pursuant to Part A of this Article SECOND shall be increased by the amount of all Federal, state and local tax liabilities (including additions to tax, payroll taxes, penalties and interest and Excise Tax) incurred by, or imposed upon, the Associate so that the effect of receiving all such indemnity payments will be that the Associate shall be held harmless on an after-tax basis from the amount of all Excise Taxes imposed upon payments made to the Associate by the Corporation pursuant to this Agreement, it being the intent of the parties that the Associate shall not incur any out-of-pocket costs or expenses of any kind or nature on account of the Excise Tax and the receipt of the indemnity payments to be made by the Corporation pursuant hereto.

C.   Each indemnity payment to be made to the Associate pursuant to this Article SECOND shall be payable within fifteen (15) business days of delivery of a written request (a “Request”) for such payment to the Corporation (which request may be made prior to the time the Associate is required to file a tax return showing a liability for an Excise Tax or other tax) but, in any event, such Request shall be made at least 15 days prior to (i) the end of the Associate’s taxable year following the Associate’s taxable year in which an Excise Tax is remitted to a taxing authority, or (ii) in the event that no Excise Tax is remitted, the end of the Associate’s taxable year following the Associate’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.  A Request shall set forth the amount of the indemnity payment due to the Associate and the manner in which such amount was calculated, and the Associate shall thereafter submit such other evidence of the indemnity to which the Associate is entitled as the Corporation shall reasonably request.  All such information shall, if the Corporation shall request, be set forth in a statement signed by a nationally recognized accounting firm or a partner thereof and the Corporation shall pay all fees and expenses of such accounting firm incurred in the preparation thereof.

D.   The Associate agrees to notify the Corporation (a) within fifteen (15) business days of being informed by a representative of the Internal Revenue Service (the “Service”) or any state or local taxing authority that the Service or such authority intends to assert that an Excise Tax is or may be payable, (b) within fifteen (15) business days of the Associate’s receipt of a revenue agent’s report (or similar document) notifying the Associate that an Excise Tax may be imposed and (c) within fifteen (15) business days of the Associate’s receipt of a Notice of Deficiency under Section 6212 of the Code or similar provision under state or local law which is based in whole or in part upon an Excise Tax and/or a payment made to the Associate pursuant to this Article SECOND.

E.   After receiving any of the aforementioned notices, and subject to the Associate’s right to control any and all administrative and judicial proceedings with respect to, or arising out of, the examination or the Associate’s tax returns, except as such proceedings relate to an Excise Tax, the Corporation shall have the right (a) to examine all records, files and other information and documentation in the Associate’s possession or under the Associate’s control, (b) to be present and to participate, to the extent desired, in all administrative and judicial proceedings with respect to an Excise Tax, including the right to appear and act for the Associate at such proceedings in resisting any contentions made by the Service or a state or local taxing authority with respect to an Excise Tax and to file any and all written responses in connection therewith, (c) to forego any and all administrative appeals, proceedings, hearings and conferences with the Service or a state or local taxing authority with respect to an Excise Tax on the Associate’s behalf, and (d) to pay any tax increase on the Associate’s behalf and to control all administrative and judicial proceedings with respect to a claim for refund from the Service or state or local taxing authority with respect to such tax increase, provided that all such payments shall be paid (i) by the end of the Associate’s taxable year following the Associate’s taxable year in which such tax increase is remitted to a taxing authority, or (ii) in the event that no such tax increase is remitted, by the end of the Associate’s taxable year following the Associate’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

F.   The Corporation shall be solely responsible for all reasonable legal and accounting or other expenses (whether of the Associate’s representative or the representative of the Corporation) incurred in connection with any such administrative or judicial proceedings insofar as they relate to an Excise Tax or other tax increases resulting therefrom and the Associate agrees to execute and file, or cause to be executed and filed, such instruments and documents, including, without limitation, waivers, consents and Powers of Attorneys, as the Corporation shall reasonably deem necessary or desirable in order to enable it to exercise the rights granted to it pursuant to part E of this Article SECOND, provided that all such payments shall be paid (i) by the end of the Associate’s taxable year following the Associate’s taxable year in which such tax increase is remitted to a taxing authority, or (ii) in the event that no such tax increase is remitted, by the end of the Associate’s taxable year following the Associate’s taxable year in which an audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

G.   The liability of the Corporation shall not be affected by the Associate’s failure to give any notice provided for in this Article SECOND unless such failure materially prejudices the Corporation’s ability to effectively resist any contentions made by the Service or a state or local taxing authority.  The Associate may not compromise or settle a claim which he is indemnified against hereunder without the consent of the Corporation, unless the Associate can establish by a preponderance of the evidence that the decision of the Corporation was not made in the good faith belief that a materially more favorable result could be obtained by continuing to defend against the claim (or prosecute a claim for refund).

THIRD: Continued Medical Coverage.  If Associate’s employment is terminated in either of the circumstances described in Article FIRST, Part A hereof, in the event Associate timely elects under the provisions of COBRA to continue his group health plan coverage that was in effect prior to the date of the termination of Associate’s employment with the Corporation, Associate will be entitled to continuation of such coverage, at the Corporation’s expense, for a period of eighteen (18) months from the date of termination, provided that Associate continues to be eligible for COBRA coverage.

FOURTH: Outplacement.  If Associate’s employment is terminated in either of the circumstances described in Article FIRST, Part A hereof, Associate shall be eligible for outplacement services, at the Corporation’s expense and with a service selected by the Corporation in its reasonable discretion, for up to six (6) months from the date of the termination of Associate’s employment with the Corporation.

FIFTH: At Will Employment.  Nothing in this Agreement shall confer upon the Associate the right to remain in the employ of the Corporation, it being understood and agreed that (a) the Associate is an employee at will and serves at the pleasure of the Corporation at such compensation as the Corporation shall determine from time to time and (b) the Corporation shall have the right to terminate the Associate’s employment at any time, with or without Cause.  In the event of any such termination prior to the occurrence of a Change in Control, no amount shall be payable by the Corporation to the Associate pursuant to Article FIRST hereof.

SIXTH: Costs of Enforcement.  In the event that the Associate incurs any costs or expenses, including attorneys’ fees, in the enforcement of his rights under this Agreement then, unless the Corporation is wholly successful in defending against the enforcement of such rights, the Corporation shall pay to the Associate all such costs and expenses sixty (60) days following a final decision.

SEVENTH: Term.  The initial term of this Agreement shall be for three (3) years from the date hereof, and this Agreement shall automatically renew for successive three (3) year terms unless terminated by the Corporation, in its sole discretion, by delivering to Associate written notice thereof provided to Associate at least 18 months prior to the end of the initial term or such successive terms, as applicable.

EIGHTH: Notices.  All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, and if intended for the Corporation shall be addressed to it, attention of its President, 75 Maxess Road, Melville, New York 11747 or at such other address of which the Corporation shall have given notice to the Associate in the manner herein provided; and if intended for the Associate, shall be mailed to him at the address of the Associate first set forth above or at such other address of which the Associate shall have given notice to the Corporation in the manner herein provided.

NINTH: Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth.  All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement.

TENTH: Withholding.  The Corporation shall be entitled to withhold from amounts payable to the Associate hereunder such amounts as may be required by applicable law.

ELEVENTH: Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, administrators, executors, personal representatives, successors and assigns.

TWELFTH: Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.  Notwithstanding the foregoing, it is the intent of the parties hereto that the Agreement, as amended herewith, conform in form and operation with the requirements of Section 409A of the Code (and Regulations thereunder) to the extent subject to Section 409A (and Regulations thereunder), and that the Agreement as amended herewith be interpreted to the extent possible to so conform.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ David Sandler
Name: David Sandler
Title: Chief Executive Officer

/s/ Jeffrey Kaczka
Jeffrey Kaczka

Exhibit A

RELEASE

WHEREAS, Jeffrey Kaczka (the “Associate”) was a party to a Change in Control Agreement dated as of _________, 2011 (the “Agreement”) by and between the Associate and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and the employment of the Associate with the Corporation has been terminated; and

WHEREAS, it is a condition to the Corporation’s obligations to make the severance payments and benefits available to the Associate pursuant to the Agreement that the Associate execute and deliver this Release to the Corporation.

NOW, THEREFORE, in consideration of the receipt by the Associate of the benefits under the Agreement, which constitute a material inducement to enter into this Release, the Associate intending to be legally bound hereby agrees as follows:

Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Associate irrevocably and unconditionally releases the Corporation and its owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Associate’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Associate, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation and/or any Related Person.

Notwithstanding anything contained herein to the contrary, the Associate is not releasing the Corporation from any of the Corporation’s obligations (a) under the Agreement, (b) to provide the Associate with insurance coverage defense and/or indemnification as an officer or director of the Corporation to the extent generally made available at the date of termination to the Corporation’s officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of the Associate’s rights under the Corporation’s Associate Stock Purchase Plan, 1995 Stock Option Plan, 1998 Stock Option Plan, 2001 Stock Option Plan, 1995 Restricted Stock Plan or the 2005 Omnibus Incentive Plan, as applicable.

The Corporation has advised the Associate in writing to consult with an attorney of his choosing prior to the signing of this Release and the Associate hereby represents to the Corporation that he has in fact consulted with such an attorney prior to the execution of this Release.  The Associate acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the ADEA.  Upon execution of this Release, the Associate shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA.  If no such revocation occurs, the Associate’s waiver of rights under the ADEA shall become effective seven days from the date the Associate executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the ____ day of __________, 20__.

JEFFREY KACZKA

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